13

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549-1004

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):      July 30, 2003
                                                             -------------

                            THE STEAK n SHAKE COMPANY
                            -------------------------
             (Exact name of registrant as specified in its charter)

Indiana                           000-08445                      37-0684070
-------                           ---------                      ----------
(State or other jurisdiction    (IRS  Employer               Identification
of incorporation)        (Commission  File  Number)                 Number)



36  S.  Pennsylvania  St., Suite  500
Indianapolis,  Indiana                                     46204
(Address  of  principal  executive  offices)          (Zip  Code)

Registrant's  telephone  number,  including  area  code:    (317)  633-4100

ITEM


ITEM  7.  FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (c)   Exhibits

     Transcript of Conference Call, dated July 30, 2003, announcing third Quarter fiscal 2003.

ITEM  12.  RESULTS  OF  OPERATIONS  AND  FINANCIAL  CONDITION.

     On July 30, 2003, The Steak n Shake Company (the "Registrant") held a Conference Call announcing its third quarter fiscal 2003 results.
The information in the transcript of the Conference Call attached hereto as Exhibit 99.1 is furnished pursuant to Item 12.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     THE STEAK N SHAKE COMPANY

                                                 By:      /s/  James  W.  Bear
                                                           -------------------
                                          James W. Bear, Senior Vice President
                                                   and Chief Financial Officer



Dated:  August  5,  2003

                                  Exhibit Index

Number  assigned
in  Regulation  S-K
Item                                                     Description of Exhibits
--------------------------------------------------------------------------------


(__) 99.1 Conference Call, dated July 30, 2003, announcing second quarter fiscal
            2003  results


STEAK  N  SHAKE  COMPANY


CALLSTREET  EVENT  PAGE

http://www.callstreet.com/call_schedule.asp?eventid=10210

The CallStreet event page contains CallStreet Transcripts, CallStreet Reports and supplemental information including a link to the company's press release associated with this call.


MANAGEMENT  DISCUSSION  SECTION

Operator:  Good  day  ladies  and  gentlemen  and  welcome  to the Steak n Shake
Company's  Third  Quarter  Fiscal  2003 Earnings Conference Call.  Introduction.

Roll  Call.

Ladies and gentlemen at this time I would like to introduce your host Victor Yeandel, Vice President of Investor Relations. Sir you may begin.

Victor Yeandel: Good morning everyone and welcome to the Steak n Shake Company's Third Quarter Fiscal 2003 Earnings Call.

Safe  Harbor  Statement

I would like to begin the call, this morning by introducing our President Peter Dunn, who will begin the remarks. Peter.

Peter Dunn: Good morning. It is my pleasure to report our results today. Our same store sales increased in the third quarter by approximately 8 percent and our EPS was up approximately 13 percent. Our friend Vic Yeandel will take you through a number of marketing drivers of that and then Jim Bear will take us through the details of that in a few minutes. We are continuing as a company to focus on the strategic path that we've highlighted so far which is really driven by the basic premise of our quality service value profit chain, which is the idea that if we work on taking excellent care of our associates, who will then take excellent of our guests, who will together having done both of those things, it is possible to maximize both our margins and our return on assets. When all of those things are clicking then it's possible to increase our expansion rate and those continue to be the four key drivers of the business and we continue to focus on those. So in this period of staying true to those, we are continuing to make progress in each area.

Associate satisfaction, we've been making progress in. Last year management turnover was approximately 40 percent. This year our management turnover is about 31 percent. But actually our accrued turnover was something over 200 percent. This year-to-date, we've made about 5 percent progress in that number although this number is still moving around a little bit. In the area of guest satisfaction, we have made significant improvement, we've begun quarterly mystery shops, which have contributed, we think, to increase focus on serving our guests well. We have noticed about a several point improvement in our total scores and very importantly our table service scores, which we now had a high correlation with guest satisfaction. We've also improved our speed of service by approximately 6 percent and are measuring on that on a regular basis. We are also initiating additional consumer research which will be completed in the coming quarter to get a much greater number of guest satisfaction survey results in our system for every store and we believe that will enhance our ability to take care of our guest in the future.

Over time we've also invested in trying to understand our guest needs better and one of the places where that has led us is to focus on product innovation as a way to anticipate their need for great shakes at Steak n Shake as well as other items and we are pleased to say that innovation is paying off handsomely, our shake sales were up by approximately 30 percent in the latest period in support of our - as a result of our three new shakes. And guest counts for the last quarter were up about 5.5 points. So we believe that we are taking better care of our guests and that that's now paid dividends for us going forward.

We also working on improving a number of our core processes in the company and where we are looking at a process improvement in a systematic way. As a result of that, as well as a result of the stronger volumes, store labor improved as a percentage of sale on an operating basis. Food cost improved as a percentage of sales. We made a number of investments to continue the momentum built with our guests as well as with our associates as well as with our margins. We have expanded the number of markets that are on TV modestly in the last several months. We are continuing to do consumer research on new product ideas and positioning in making investments in that arena. We have invested significantly in the last quarter in training for associates, around process improvement, and store planning. We had invested in the last several months on deeper leadership in our expansion markets relative to leadership. And as part of all those investments, we believe that we have delivered solid earnings improvement and are also building for our long-term success.

In the area managing our margins and maximizing our return on assets, we are also reviewing all of our assets to make sure that they are delivering the kinds of returns that our shareholders expect and try to be very disciplined about that. We have - are in the middle of reviewing each of our stores to make sure that every store is on a track to deliver shareholder value. It is possible that somewhere between a half-dozen and a dozen stores could be closed at some point in the future. We have not made that decision yet, but we are in the process of reviewing them. In the event that some stores are closed it could involve a book loss, but a decision made in that arena would actually maximize/increase our cash flow, provide higher return on our assets and improve earnings going forward. So we believe that any decision in that arena would be very much in the interest of our shareholders. And it could actually help with additional momentum going forward on a number of dimensions. We are continuing with store expansion with about 13 stores are expected from this year, a modest increase in the number of stores expected to open next year, and as we continue to improve the fundamentals of the business, we will be considering more aggressive expansion in future years, but that's one step at a time. Overall, I would say that we are pleased with the progress that we have made but we also believe that there is more progress to be made and we are looking forward moving in that direction. So, with that I would like to turn it over to Mr. Yeandel.

Victor Yeandel: Thanks Peter. The 8 percent increase in same-store sales in the third quarter is net of discounts and represents a 12-point turn around from our first quarter. This growth is a result of many initiatives. Peter discussed the three main ones, and I'm going to focus on the fourth one -- the consumer marketing initiatives. Credit cards continued to be a growth catalyst with credit representing about one-fifth of sales. This credit card acceptance has definitely helped Steak n Shake grow over the quarter. In our print program optimizing zip code delivery around our stores and a systemwide co-op purchase has continued to help our coupon redemption and has incentivized trial from new guests.

On the last call I talked to you about that the new television markets of Kansas City and Cleveland. They are continuing to yield strong results, this initiative has helped 22 stores grow both sales and guest counts. The continuation of cable TV as a driver is key for us as Cable TV media wise in Indianapolis and St. Louis has helped reach a fragmented TV viewer in those core markets representing 82 restaurants. New TV markets for the quarter include Mobile-Pensacola; Lexington, Kentucky; Jacksonville, Florida; and Zanesville, Ohio. This represents an additional 14 restaurants that are growing due to the delivery of the unique Steak n Shake television advertising message. All of these tactics were very focused around the introduction of the three new milkshakes: Banana, Peach and the Coffee Mocha milkshake were introduced by TV, print and the in-store activity, and certainly we believe the integration of all these communications for the consumer help propel up our sales and guest counts. In addition, a promotional offer of $1.99 shake with a sandwich platter, which also helped drive trial. All of these elements were thoroughly tested and validated by consumer research. Based on this we were able to predict the velocity of the program and we were operationally ready to make milkshakes during the hot summer months. The combination of powerful new products that have been validated by the consumer, a strong promotional offer, optimized print programs, new television markets and credit cards have provided strong communication platform and momentum that we expect to continue. The efforts to continually improve our marketing programs will hopefully yield similar results in this and the upcoming quarters. Thanks. With that I would like to turn it over to Jim Bear to discuss some of the financial results. Jim?

James Bear: Good morning. I will take you through some of the details supporting the line items in our release. The elements of our 8 percent same-store sales gain, consisted of an increase in customer counts of 5.9 percent while the check average was up 2.1 percent. And that's on a menu price increase during the quarter of 1.1 percent on a weighted average. The cost of sales was down slightly, 2/10ths of a percent, and that's primarily due to lower beef and dairy prices this year versus last year and the effect of the menu price increase I mentioned previously. Restaurant operating cost actually increased 8/10ths as a percent of sales and the primary drivers in that relates to the credit card processing fees related to the acceptance of credit. Increase in our field incentive bonus that is sales-based and with the increase in sales, that particular bonus is higher this year than a year ago. And we also experienced increases in most lines of our insurance due to market conditions, as many of you I am sure have read about it or are experiencing yourselves. As Peter mentioned, offsetting some of these increases were the improvement in our store labor percentage. Our G&A increase relates to the incremental investments that Peter mentioned, in consumer research, mystery shopping, training and new market development. Depreciation increased primarily due to the capital additions that we had had over the last year, and Vic addressed marketing. And during that quarter our effective tax rate was slightly less than a year ago, it was 35.9 versus 36.2 percent. And the decrease is related to state income tax benefits that we had this year that we did not have a year ago.

During the quarter, we opened up three new company of Steak n Shakes, two of which were located in the Dallas market, bringing the number in the Dallas market to nine. And we opened up one in the Indianapolis market. We have two company operated units planned to open in the fourth quarter, which will bring the total to 13 for the year. One franchise unit opened year-to-date, another one planned to open in the fourth quarter. At the end of the third quarter, we had 414 Steak n Shake restaurants opened of which 56 were franchise. Operator, at this time we would be happy to answer any questions.


QUESTION  AND  ANSWER  SECTION

Operator: Thank you. Our first question comes from Jack Russo of AG Edwards. Your question please.

<Q>:  Hi  guys,  congrats  on  the  comps,  great  numbers.

<A>:  Thanks  Jack.

<Q>:  Hey, just couple things you know, Vic, on the new product success that you had, you know, just your big picture thoughts on where you guys might take this going forward, and this is the first time with the Shakes, I can remember you really rolled out new products like this and advertising effectively, and I'm just curious where might you go from here and Peter, if you want to comment on that too. And secondly just on credit cards, you know, as I look into '04, I mean certainly you are going to face some tough comparisons with the new products, about the credit card. Do you feel, Peter, more pressure perhaps as you get into '04, and going up against some tough comps from this year to push credit cards a little harder to help the numbers or to do more on new product success to kind of help '04 be less than the number this year, because again the comparisons are real tough as we look out?

<A>:  Well,  let  me  try  that one, Jack. Certainly we think that new products, especially in something that's on our side, is ripe and available for us to take advantage of, and offer our guests more new shake flavors. We are very cautious not to expand our venue beyond operational limitation. So any time we look at bringing something to the restaurant, certainly we want to consider taking something out to keep the operations precise. But, we think that there is a lot of new shake flavors out there and the consumer response and learnings that we have gotten from the Peach and Banana and Coffee Mocha, I think really encouraged us to continue the consumer research to learn more about our guest requirements in this area. I think Peter is going to address some of the comparable comments, but just one add to that is that, we think that - we think that there is a lot of positive momentum that credit cards have caused for us and we think that, that momentum will continue, that that's a customer that maybe we weren't addressing in the past and we think that, you know, credit gives people a reason to come back more often in bigger groups and also with larger checks. So we think that there is a variety of advantages to the credit card acceptance.

<Q>:  Do you think that could become 30 percent of the sale mix, Vic, over time?

<A>:  We have seen those kinds of percentages in markets like Dallas and some of our  new  markets,  so  yes,  that's  very  possible.

<A>:  If I could just take a crack at it Jack. I think, in general - and this is actually a pretty good size consumer business. We have come to make 90 million guests per year. And our intent is to really investigate and research what guests need and want in the way of improved and optimized menu ideas. And I think if you look at a number of restaurants, restaurant chains, who have brought innovation consistently to their businesses, it's been a fairly steady source of growth and trial and retrial and increased satisfaction. So, I come from a background of product innovation and believe that that's part of our mission is to make our guests happy with the food that we serve. So you know, I think you can expect us to investigate not just Shakes but you know, broader items in the menu. I will reinforce Vic's point that while that is true, we are also absolutely committed to executional excellence. So we will not fall into any traps with our menu expansion in a way that's operationally causing us issues. So we will be very disciplined and focused about it, but there is still a lot of room to play, and this was sort of the first shot out of the barrel. The other -- when we walked about the comps for next year, yes I mean, I think I understand that you know, when you get comps up to 8 percent, those are some pretty big numbers. The way I am thinking about the business more strategically is that we have a couple of missions, one of which is to bring guests in and our advertising is proven to be very effective at that. We have a number of opportunities to expand that which we think will be helpful. The second item though, I think, this has been like a tub with a hole in the bottom. If we treat our guests better, which is by making them wait less, which we are doing and treating them with greater satisfaction at the table. We are a service business. We are a full service restaurant. We seek significant opportunities in that arena and my hope is that as we continue to what I'll call narrow that hole at the bottom of the bucket and continue to pull guests in with, you know, innovation and good advertising, that we really could see some continuous improvement in our sales numbers. I don't want to, you know, predict that. These are tough numbers; it's too early to tell, but I am clear that we see a number of opportunities that continue to take better care of our guests.

Operator: Our next question comes from Amy Greene of Avondale Partners, your question please.

<Q>:  Hi guys. Couple of questions for you. Vic, could you let us know the total number  of  units  that  you  now  have  in  TV  or  a  percentage  of the unit?

<A>: Right now we are at 78 percent of our total units and we expect that number to continue to grow. That's been one of our main areas of focus. And as I mentioned in my remarks, one of the ways that we are going to achieve additional stores on television is through the strategic use of cable television to target areas where we may not have the critical penetration in the DMA to afford broadcast television. Cable television has become affordable enough in many instances where we could do a cable buy to get those stores on TV faster. So, we expect that number to continue to grow every quarter and that's one of our fundamental challenge. And the reason for that is that we have demonstrated through the results that we've reported to you in markets like Kansas City and Cleveland, that television really ties it all together and really helps these stores grow.

<Q>:  Okay.  And  then  regarding  the  TV ad, I know that at one point you were running and I think Peter talked about kind of narrowing the message and he said that during a period you just focusing on a single one or two messages during the time. Is that something you are still working on or do you feel confident with the mix that you have now?

<A>:  You  know,  the  marketing  is  something  that  needs  to  be continually optimized. So, I wouldn't say we are ever comfortable with it. Having said that, the milk shake promotional period that started in third quarter was narrowly focused on the milk shake message. So, we did shorten our rotation across all of our markets, so that we could get the news out about our three new great shakes. It seems that is evidenced by the comps that it did seem to work and we expect that to continue.

<A>: I will also say that we have already even outside of the Shake window, have already narrowed our mix of advertising messages and where I am more comfortable with. And we've also are developing a different mix for new markets who need the basic concept to explain versus established markets where you're really trying to drive frequency, and therefore, are trying to focus more on news that will bring people in and back. So we are continuing to fine tune the mix and think through the opportunities going forward to fine tune that even further.

<Q>:  Okay.  Next, were you - the potential closing of stores from 6 to 12 units will those - will you then use that as an opportunity in a sense move that store to a better location within the DMA or will there be a net loss of stores?

<A>:  In  some  cases  those  are closed and we are basically finding a location nearby that's better. And in some cases it's facing the fact that - that particularly you know, store was not working out well, and we are continuing to add new stores, so you know, in a sense we are trading up and out. The broad premise we are continuing to work on is that - is that every DMA we are in, that we are going to stay in, we will build enough stores to get on TV. So it is - can really enjoy the ongoing benefits and vitality that comes in that kind of support.

<Q>:  Okay.  Now  regarding  the franchise growth, I know that you had mentioned that a little bit in your press release. Have you seen an Increase of ventures - I have seen the ads in the back of trade magazines and everything to recruit franchisees. Do you have some in the pipeline, so that you can have them working on real estate to kind of ramp up that avenue of openings for next year?

<A>: Yes, we do you know, until they actually execute a franchise agreement, you know, we are little hesitant to make an announcement. But the conversations with a variety of groups, are going to continue.

<Q>:  Can  you, without, I mean - without getting uncomfortable with it, can you give us some kind of maybe two, one to three year time horizon what a growth in franchise side, what you would like to see?

<A>: You know, that it is very difficult Amy, just because those growth elements are really outside of our control in terms of you know, what exactly happens. One thing I will say is that, you know, it is a priority for us to attract new franchisees and we will continue to work on that and in the future I think we will have some positive announcements to make.

<Q>:  And  lastly, I don't mean to harp on the franchise thing, but have you all have made any modifications or change your franchise plan to try to attract new ones or is that the same one that has existed for the 56 that you currently have? As far as royalty rates and things like that?

<A>:  Right  now,  it's  the  existing  agreement, but as with everything in our company, it is undergoing a very rigorous review, a process analysis and really looking at ways that we can optimize that part of the business so, people are working hard on that, but currently it's the existing agreement.

<A>:  And I just checked down and I think the from a personal focus that has not been the reviewing the franchise agreement is not in the main priority, but we - I would say over the next 12 months we do expect to be able to spend a significant amount of energy clarifying our franchise expansion strategy and as part of that we expect to review our contract and see if there are opportunities to make it even more win-win for our us and our partners.

<Q>:  Great.  Thanks  guys.

Operator: Our next question is from Barry Stouffer of BB&T Capital Markets. Your question please.

<Q>: Good morning. Jim, I wondering if you could comment on what's happened with wage  rates?

<A>:  They  are  about  the  same as they were a year ago. They are very stable.

<Q>:  And  with  respect  to  comps, could you talk about geographic differences across  the  system
how  wide  spread  strong  same-stores  sales  numbers  were?

<A>:  Yeah,  Barry,  I  will  try that one, is that significant increases we are seeing in all markets. The markets that jump up a little bit, are of course the new television markets that I described, Kansas City, Cleveland; Mobile, Chicago, Nashville, Ohio has had some a big increases overall. But it's not as if - that those increases follow a geographic pattern. I think we have demonstrated that every region is capable of additional guests and additional sales.

<A>:  So it has been pretty much across the board. There's been obviously a bell curve of some kind - but there's almost nothing that's not growing at this moment.

<Q>:  How  about  St.  Louis  and Indianapolis? How close they have been to that overall  8  percent  number?

<A>:  St.  Louis is lagging slightly behind Indianapolis. Indianapolis is been a just incredible. In light of some new stores, for example our new store in Greenville, Greenfield, Indiana you know opened recently and all the stores around it continue to grow and so, Indianapolis has led St. Louis but both markets have grown.

<A>:  So,  I  would say the only place that has not been quite as vital has been
Florida, and that's really due to the broader tourism slump. But, I would say even that market in the last month or so has really started to regain some momentum and I think that 's again, because that Florida in general is picking up.

<Q>: Okay, could you comment at all about trends within the quarter and what you are  seeing  so  far  in  the  fourth  quarter?

<A>:  I  think  at this point, we prefer not to get into the next quarter. And I would  just  generally  say  that  we  are  optimistic.

<Q>:  And  then  can you comment on what percent of sales Milk Shakes represent?

<A>:  Historically,  Milk  Shakes  were  around  15 percent of our business, but they've grown considerably, in period ten, we say most in excess of a 30 percent growth of Milk Shakes because everybody was coming in to try the new ones.

<Q>:  Okay.  Thank  you  very  much.

Operator: Our next question comes from Dennis Skanill of Rutabaga Capital. Your question please.

<Q>:  Yes,  good  morning.  I  just  wanted a little bit more maybe color on the coming near-term and longer-term store expansion programs. We talked about opening 13 in this fiscal year, modest next year, and then kind of more aggressive as the fundamentals warranted. By that - are we saying that kind of though 2004 is really, you know, time to let the advertising roll out and maybe look at some of these under performing stores and then reevaluate the growth strategy from there? And then as we look to growing again in terms of store counts at least, what sort of growth rate do you think is reasonable?

<A>:  Let me do take a crack of that. I think the thing that we are committed to is sort of operating with excellence, because that really insures long-term success. This is the concept with, you know, great vitality and a lot of potential and one of the few ways you can mess this up is going too fast. So, we are going to make sure that we execute with excellence. With that having been said, we also believe that there is a tremendous amount expansion potential and we want to get that that as soon as we've got the root cause issues associated with managing expansion addressed. I would say that the store review we talked about relative to the possibilities of looking at some other assets is not really a factor in affecting our future growth strategy. That's just more a question of, you know, looking backwards and just making sure that every asset that we have, representing our shareholders as well is providing the returns that we expect to have, and make sure we make the decision that do maximize the return on our assets and cash flow. In terms of expansion strategy, our limits to grow are really built around our leadership, and with you know, it requires our concept of 24 hours full-service, a concept that's based on excellent service, which requires excellent store leadership and distribution leadership and division leadership. And so, you know one of the things that I have talked about before was making some investments in training and associate development, and that really is our critical path towards being able to expand. And so, I would expect that - my hope is, that within one to two years, we can strengthen our capability to generate consistently high quality leadership leaders from within the company and maybe even from outside the company, in a way that would dramatically increase our ability to expand. At this point, I mean,you can use your own imagination about those number might be. I think we would next year, I think we are looking at a 15 to 19 range and the hope is that we would be able to increase our market by some significant number every year after that. Those are our confidence in our ability to help effective leader growth.

<Q>:  In that 15 to 19 would be your gross number and might pick out the 6 to 12 as  we  had  talked  about?

<A>:  That's  correct,  it  will obviously would be -- the older ones would have much smaller sales numbers associated with them than the new ones, but directionally that's correct.

<Q>:  That's  great,  that will help. And then, just in terms of the stores that you identified as not kind of meeting some return hurdles, is there any systematic finding about those sorts of stores in terms of locations, geographic areas, DMAs, anything that you can point on and say, yeah, you know, Steak n Shake really doesn't belong in X kind of community?

<A>: I would say, that there is broader, couple of broad changes associated with that. One would be in small remote markets, where we have not been able to bring the kind of attention to excellence in execution and then secondly, frankly it's just store operation that, you know, most of the places that -- almost all the issues we are looking at are places where there is some, you know, in retrospect the market moved away from us for example. We had several cases where we bought real estate with, you know, with we thought were fairly firm promises that, you know, major big boxes were going to relocate behind them. But then there ended up being issues and we ended up moving 5 miles away. And so we were in the middle of nowhere. It is those kinds of issues that it is mostly frankly just, you know, market movement issues and so it's mostly marketing -- its mostly, literally bad store location issues. And secondly, it was probably a slighter theme around remote locations. Which by the way, we are also developing some themes around and in fact we have been very successful with franchising our middle markets. So, that maybe a way to tackle those markets effectively going forward. And I guess the only other thing would be a lack of television. That is another concern. Remote markets, lack of television and bad location, you put those three together and, you know, it's kind of hard to make things work.

<Q>:  Yeah  got  you,  that's  great.  That's  very  helpful.  Thank  you.

Operator: Our next question is from Yolanda Dean, private investor. Your question please.

<Q>:  I ask this question both as a shareholder and as a consumer going to Stake
n Shake as often as I can. Do you have any plans to market some of your other items that are not the core items of Steakburgers and shakes on televisions. I know you have got one real winner, everybody I have ever talked to that's had your three-way chili is crazy about it. Is this a type of product that you might in the future promote?

<A>:  If  I  can just take one quick shot at it. I think Vic wants to chip in as well. But, I think the intent is that we have - we think a number of product optimization opportunities, chicken and some of our salads are the places that where we can bring news and even higher quality to what we think is already an excellent menu. But, we think there are a number of opportunities to improve our non-core items, it is one of our growth strategy areas in fixing it.

<A>:  I  think  that  really  covers  it,  Peter.

<A>:  Did  I  answer  your  question?

<Q>:  Yes,  indeed.

<A>:  Thank  you.

Operator: Our next question is from Jack Russo of AG Edwards. Your question please.

<Q>:  Jim,  can you just comment on the beef cost situation and we are getting a lot from several restaurant companies, I guess due to the Canadian ban. The beef costs have really skyrocketed here in the last month; couple of things a) are you seeing that? b) can you lock in or have you locked in for the next 12 months? And you'd see what impact that higher beef cost can have in your second half, I mean, in the fourth quarter and first part of next year?

<A>:  Currently,  Jack, we are locked in at a price below a year ago through the end of August. And we are currently evaluating what we should do after that contracts expires.

<Q>:  If  you  lock  it again will you be subject to this kind of current market rates  for  a  while  or  how  does  that  work?


<A>:  Well,  through  the  end  of August we are locked in and what we can do is dependent upon current price for contracts out beyond the August period and dependent upon the timeframe of that contract, we'll take the price that we'll settle in on during that timeframe. And we'll have to look at what the prospects are for beef prices remaining high versus coming back down and so on, but we will make a decision, we'll partner with our supplier and get the read on that as well and then make a judgment as to what strategy we ought to pursue is.

<Q>: Are you seeing what everybody else is seeing kind of beef costs in the next
6  months  up  8  to  10  to  12  percent  type  range?

<A>:  That  's  what we are hearing. But, if you recall, there has been a lot of speculation on that over the past 2 years and it's not come to fruition. So, we are worried about that and we are looking at our options to minimize that effect currently.

<Q>:  Thanks  a  lot.

Operator: Our next question is from Amy Greene of Avondale Partners. Your question please.

<Q>:  One  quick  follow-up  guys  and  I  wanted  to make sure, I had heard you correctly. We are not going to try and quantify how fourth quarter is going or what we are looking for the remainder of this year or going into '04?

<A>:  That  's  correct.

<Q>:  Okay.

Victor Yeandel: One last point, not related to that last question, but I did want to make on the call to everyone is just to acknowledge the passing of our Co-Chairman Ed Kelley. Mr. Kelley passed away on July 4th, and he is missed by all us and we are going to continue in the traditions that he established. There will be a memorial service on September 11, and I just wanted to mention that to the people that may want to attend.

Operator:  And  at  this  time  I  am  showing  no  further  questions.

Victor Yeandel: Okay. I just want to thank everyone for the participation in the Steak n Shake Company's fiscal year 2003 third quarter earnings call. So I think the most questions we've ever had and the biggest participation and certainly we hope to continue the positive results and we thank you all for your participation.

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